Exhibit 17(d)

Merrill Lynch Investment Managers

Annual Report

June 30, 2001

Merrill Lynch Investment Managers

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

The Fund seeks to maximize total return, consistent with capital preservation. The Fund will seek to achieve its objective by investing all of its assets in Low Duration Master Portfolio of Fund Asset Management Master Trust, which has the same investment objective as the Fund.

The Portfolio may invest a portion of its assets in non-investment-grade debt securities, commonly referred to as high yield "junk" bonds, which may be subject to greater market fluctuations and risk of loss of income and principal than securities in higher rating categories. The Portfolio may also invest a portion of its assets in emerging markets and other foreign securities, which involve special risks including fluctuating foreign exchange rates, foreign government regulations, differing degrees of liquidity, and the possibility of substantial volatility due to adverse political, economic or other developments.

Merrill Lynch Low Duration Fund of
Merrill Lynch Investment Managers Funds, Inc.
725 South Figueroa Street, Suite 4000
Los Angeles, CA
90017-5400

Printed on post-consumer recycled paper #ML—3070—6/01

Merrill Lynch Low Duration Fund

www.mlim.ml.com

MERRILL LYNCH LOW DURATION FUND

Officers and Directors

Robert L. Burch III, Director
John A. G. Gavin, Director
Joe Grills, Director
Nigel Hurst-Brown, Director
Madeleine A. Kleiner, Director
Richard R. West, Director
Nancy D. Celick, President
Donald C. Burke, Vice President and Treasurer
Phillip S. Gillespie, Secretary
Anna Marie S. Lopez, Assistant Treasurer and Assistant Secretary

Custodian

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

Important Tax Information (unaudited)

Of the net investment income distributions paid monthly by Merrill Lynch Low Duration Fund during the fiscal year ended June 30, 2001, 9.59% is attributable to income from Federal obligations. In calculating the foregoing percentage, Fund expenses have been allocated on a pro rata basis.

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult your tax adviser to determine if any portion of the dividends you received is exempt from state income tax.

Please retain this information for your records.

Merrill Lynch Low Duration Fund, June 30, 2001

DEAR SHAREHOLDER

Fiscal Year in Review

We are pleased to present to you this annual report of Merrill Lynch Low Duration Fund for the fiscal year ended June 30, 2001. The past 12 months have brought significant uncertainty and change in the financial markets. Investors experienced a lesson on the whole concept of the value of a company. The economy moved from a period of the strongest year-over-year growth ever seen in the United States to bumping along at a near-zero growth rate, while debates over whether or not we were in a recession became the primary discussion. Federal Reserve Board Chairman Alan Greenspan changed his reputation as a gradualist by aggressively cutting the Federal Funds rate 275 basis points (2.75%) through six interest rate reductions in six months.

In June 2000, the US economy was coming off a quarter of 5.6% growth but began showing signs of slowing slightly. High energy prices and a decline in the equity markets (particularly the NASDAQ) were beginning to weigh on the pace of economic growth. It was clear to us that the manufacturing sector was bearing the brunt of the incipient slowing. The yield curve began to steepen as investors were looking ahead to probable moves by the Federal Reserve Board. These expectations proved correct as more signs of a real slowdown in the economy emerged and Federal Reserve Board Chairman Greenspan began cutting interest rates aggressively. The Federal Reserve Board’s urgency may, in part, have stemmed from the fact that growth outside the United States also was slowing, adding to the pressure on the US economy. Interestingly, employment was slow to show any effects of a weakening economy, perhaps a sign of just how tight the labor market had become.

Interest rates in the intermediate and long segments of the yield curve moved lower by more than 130 basis points in the latter half of 2000, while short-term interest rates were largely unchanged. As 2001 got underway, the Federal Reserve Board started easing monetary policy and short-term interest rates moved down quickly while long-term interest rates actually moved higher. From the time the Federal Reserve Board first cut the Federal Funds rate from 6% to 5.5% at the end of January, the 10-year Treasury note’s yield moved up 30 basis points. This created a challenging investing environment in which corporate spreads tightened and interest rates moved higher, while the economy was slowing and the default rate was rising. This is certainly contrary to historical precedent.

There were two major, national stories that kept the focus of the markets for large parts of the past year: the presidential election and the budget surplus. The election, while it garnered much of the market’s, as well as the nation’s, attention for most of the fourth quarter of 2000, did not appear to have a significant impact on the financial markets. The budget surplus, on the other hand, has continued to be a dominant theme in the valuation of the bond market for a year and a half. The notion of a budget surplus inspired Treasury buybacks and prompted a huge rally in US Treasury securities during early and mid-2000. Since then, the buybacks have kept pressure on interest rates, keeping them lower than otherwise might have been the case, especially in the long end of the curve. This is particularly noticeable when looking at swap spreads, a good proxy for general credit spreads, which have stayed near all-time highs for more than a year. In other words, we have seen a larger-than-normal difference between the general level of interest rates (for example, corporate borrowing rates, mortgage rates and consumer loan rates) and the rate at which the Government borrows.

While it is true that general spreads remain at historically wide levels, spread products have actually performed quite well during the first half of 2001. This recovery followed the breathtakingly poor performance of these sectors in the previous year.

Merrill Lynch Low Duration Fund, June 30, 2001

During the year 2000, the credit portion of the unmanaged Lehman Brothers Aggregate Bond Index posted-417 basis points of excess return. Mortgage-backed securities posted a comparatively good-69 basis points during the same time period. This set up the recovery in spread product, which occurred during the first half of 2001 despite an economy that is struggling with a possible recession. The credit component of the Index contributed 282 basis points of excess return between January 1, 2001 and June 30, 2001. Mortgage-backed securities added 28 basis points of excess return for the same period. Asset-backed securities were somewhat less volatile, contributing 40 basis points and 86 basis points during the year 2000 and first half of 2001, respectively.

The Fund’s Class A, Class B, Class C and Class D Shares provided investors with total returns of +5.95%, +5.16%, +5.10% and +5.58%, respectively, since inception (October 6, 2000) through June 30, 2001. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4-6 of this report to shareholders.) Performance was helped by the excellent performance of the bond market. Unfortunately, this was below the +6.19% return of the Merrill Lynch 1-3 Year U.S. Treasury Note Index for the same period. The Fund’s heavy weighting in corporate securities in the second half of 2000 negatively affected the relative returns of the Fund. This was compounded by our holding debt issued by Comdisco Inc., a company that suffered financial difficulties, which negatively affected performance during the second quarter of 2001. Our substantial holdings of asset-backed securities, on the other hand, were a positive factor. The structure of the portfolio along the yield curve was a slight negative as our concentration in intermediate-term securities meant that the Fund held fewer notes in the short portion of the yield curve, which was the best-performing sector during the first part of 2001.

In Conclusion

We appreciate your continued support of Merrill Lynch Low Duration Fund, and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

Nancy D. Celick
President

Patrick Maldari
Portfolio Manager

Frank Viola
Portfolio Manager

August 16, 2001

We are pleased to announce that Patrick Maldari and Frank Viola are responsible for the day-to-day management of Merrill Lynch Low Duration Fund. Mr. Maldari is Managing Director of Mercury Advisors and a CFA charterholder. He has been employed by Fund Asset Management, L.P. (“FAM”) since 1984. Mr. Viola is Director of FAM and Portfolio Manager for the U.S. Fixed Income Group. Mr. Viola joined FAM in 1991.

Merrill Lynch Low Duration Fund, June 30, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

•	Class A Shares incur a maximum initial sales charge (front-end load) of 3% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

•	Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.65% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

•	Class C Shares are subject to a distribution fee of 0.65% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

•	Class D Shares incur a maximum initial sales charge of 3% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the “Recent Performance Results” and “Aggregate Total Return” tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Portfolio’s investment adviser pays annual operating expenses of the Fund’s Class A, Class B, Class C, and Class D Shares in excess of .58%, 1.48%, 1.48% and .83%, respectively, of the average net assets of each Class. If the investment adviser did not pay such expenses, net returns would be lower. Investment return and principal value of  shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Total Return Based On a $10,000 Investment

*	Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**	Commencement of operations.

†	The Fund invests all of its assets in Low Duration Master Portfolio of Fund Asset Management Master Trust. The Portfolio invests in bonds of varying maturities with a portfolio duration of one to three years.

††	This unmanaged Index is an index of Treasury securities with maturities of one to three years, which securities are guaranteed as to the timely payment of prinicpal and interest by the U.S. government. The starting date for the Index in each of the graphs is from 10/31/00.

Past performance is not indicative of future results.

Merrill Lynch Low Duration Fund, June 30, 2001

PERFORMANCE DATA

Aggregate Total Return

	% Return Without	% Return With
	Sales Charge	Sales Charge**

Class A Shares*

Inception (10/06/00) through 6/30/01	+5.95%	+2.77%

*	Maximum sales charge is 3%.

**	Assuming maximum sales charge.

	% Return	% Return
	Without CDSC	With CDSC**

Class B Shares*

Inception (10/06/00) through 6/30/01	+5.16%	+1.15%

*	Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.

**	Assuming payment of applicable contingent deferred sales charge.

	% Return	% Return
	Without CDSC	With CDSC**

Class C Shares*

Inception (10/06/00) through 6/30/01	+5.10%	+4.09%

*	Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.

**	Assuming payment of applicable contingent deferred sales charge.

	% Return Without	% Return With
	Sales Charge	Sales Charge**

Class D Shares*

Inception (10/06/00) through 6/30/01	+5.58%	+2.41%

*	Maximum sales charge is 3%.

**	Assuming maximum sales charge.

Merrill Lynch Low Duration Fund, June 30, 2001

PERFORMANCE DATA (concluded)

Recent Performance Results*

	6 Month	Since Inception	Standardized
As of June 30, 2001	Total Return	Total Return	30-Day Yield

ML Low Duration Fund Class A Shares*	+4.13%	+5.95%	5.36%

ML Low Duration Fund Class B Shares*	+3.61	+5.16	4.64

ML Low Duration Fund Class C Shares*	+3.65	+5.10	4.64

ML Low Duration Fund Class D Shares*	+3.82	+5.58	5.13

Merrill Lynch 1-3 Year U.S. Treasury Note Index**	+3.97	+6.19	—

*	Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund’s inception date is 10/06/00.

**	This unmanaged Index is comprised of Treasury securities with maturities of one to three years. Since inception total return is from 10/31/00.

Merrill Lynch Low Duration Fund, June 30, 2001

STATEMENT OF ASSETS AND LIABILITIES

MERRILL LYNCH LOW DURATION FUND

As of June 30, 2001

Assets:

Investment in Low Duration Master Portfolio, at value (identified cost—$11,226,795)		$11,227,502

Administrator receivable		32,694

Total assets		11,260,196

Liabilities:

Payables:

Dividends to shareholders	$25,742

Distributor	6,100	31,842

Accrued expenses		34,503

Total liabilities		66,345

Net Assets:

Net assets		$11,193,851

Net Assets Consist of:

Class A Shares of Common Stock, $.01 par value, 100,000,000 shares authorized		$1,133

Class B Shares of Common Stock, $.01 par value, 200,000,000 shares authorized		4,928

Class C Shares of Common Stock, $.01 par value, 100,000,000 shares authorized		4,672

Class D Shares of Common Stock, $.01 par value, 100,000,000 shares authorized		263

Paid-in capital in excess of par		11,182,063

Undistributed investment income—net		3,723

Accumulated realized capital losses on investments from the Portfolio—net		(3,638)

Unrealized appreciation on investments from the Portfolio—net		707

Net assets		$11,193,851

Net Asset Value:

Class A—Based on net assets of $1,156,118 and 113,274 shares outstanding		$10.21

Class B—Based on net assets of $5,015,955 and 492,788 shares outstanding		$10.18

Class C—Based on net assets of $4,753,687 and 467,163 shares outstanding		$10.18

Class D—Based on net assets of $268,091 and 26,300 shares outstanding		$10.19

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

STATEMENT OF OPERATIONS

MERRILL LYNCH LOW DURATION FUND

For the Period October 6, 2000† to June 30, 2001

Investment Income From the Portfolio—Net:

Investment income allocated from the Portfolio		$134,712

Expenses allocated from the Portfolio		(6,880)

Net investment income from the Portfolio		127,832

Expenses:

Registration fees	$84,951

Offering costs	55,820

Printing and shareholder reports	14,972

Account maintenance and distribution fees—Class C	8,488

Account maintenance and distribution fees—Class B	6,563

Administration fees	5,119

Professional fees	1,868

Accounting services	778

Transfer agent fees—Class C	474

Transfer agent fees—Class B	366

Transfer agent fees—Class A	172

Account maintenance fees—Class D	81

Transfer agent fees—Class D	16

Other	2,867

Total expenses before reimbursement	182,535

Reimbursement of expenses	(162,403)

Total expenses after reimbursement		20,132

Investment income—net		107,700

Realized & Unrealized Gain (Loss) from the Portfolio—Net:

Realized loss on investments from the Portfolio—net		(3,969)

Unrealized appreciation on investments from the Portfolio—net		707

Net Increase in Net Assets Resulting from Operations		$104,438

†	Commencement of operations.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

STATEMENT OF CHANGES IN NET ASSETS

MERRILL LYNCH LOW DURATION FUND

For the Period
Oct. 6, 2000†
to June 30,
Increase (Decrease) in Net Assets:	2001

Operations:

Investment income—net	$107,700

Realized loss on investments from the Portfolio—net	(3,969)

Unrealized appreciation on investments from the Portfolio—net	707

Net increase in net assets resulting from operations	104,438

Dividends to Shareholders:

Investment income—net:

Class A	(18,264)

Class B	(38,105)

Class C	(47,547)

Class D	(1,817)

Net decrease in net assets resulting from dividends to shareholders	(105,733)

Capital Share Transactions:

Net increase in net assets derived from capital share transactions	11,145,146

Net Assets:

Total increase in net assets	11,143,851

Beginning of period	50,000

End of period*	$11,193,851

* Undistributed investment income—net	$3,723

†	Commencement of operations.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

FINANCIAL HIGHLIGHTS

MERRILL LYNCH LOW DURATION FUND

The following per share data and ratios have been derived
from information provided in the financial statements.	For the Period October 6, 2000† to June 30, 2001

Increase (Decrease) in Net Asset Value:	Class A		Class B		Class C		Class D

Per Share Operating Performance:

Net asset value, beginning of period	$10.00		$10.00		$10.00		$10.00

Investment income—net	.40		.33		.32		.36

Realized and unrealized gain on investments from the Portfolio—net	.19		.18		.18		.19

Total from investment operations	.59		.51		.50		.55

Less dividends from investment income—net	(.38)		(.33)		(.32)		(.36)

Net asset value, end of period	$10.21		$10.18		$10.18		$10.19

Total Investment Return:**

Based on net asset value per share	5.95	%‡	5.16	%‡	5.10	%‡	5.58	%‡

Ratios to Average Net Assets:

Expenses, net of reimbursement††	.58	%*	1.48	%*	1.48	%*	.83	%*

Expenses††	8.51	%*	9.41	%*	9.41	%*	8.76	%*

Investment income—net	6.00	%*	5.10	%*	5.10	%*	5.75	%*

Supplemental Data:

Net assets, end of period (in thousands)	$1,156		$5,016		$4,754		$268

*	Annualized.

**	Total investment returns exclude the effects of sales charges. The Portfolio’s investment adviser reimbursed a portion of the Fund’s expenses. Without such reimbursement, the Fund’s performance would have been lower.

†	Commencement of operations.

††	Includes the Fund’s share of the Portfolio’s allocated expenses.

‡	Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

NOTES TO FINANCIAL STATEMENTS

MERRILL LYNCH LOW DURATION FUND

1.     Significant Accounting Policies:

Merrill Lynch Low Duration Fund (the “Fund”) is a fund of Merrill Lynch Investment Managers Funds, Inc. (the “Company”). The Company is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company, which is organized as a Maryland Corporation. The Fund seeks to achieve its investment objective by investing all of its assets in Low Duration Master Portfolio (the “Portfolio”) of the Fund Asset Management Master Trust, which has the same investment objective as the Fund. The value of the Fund’s investment in the Portfolio reflects the Fund’s proportionate interest in the net assets of the Portfolio. The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund’s financial statements. The Fund’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The percentage of the Portfolio owned by the Fund at June 30, 2001 was 3.7%. Prior to commencement of operations on October 6, 2000, the Fund had no operations other than those relating to organizational matters and the issuance of 5,000 capital shares of the Fund on September 22, 2000 to Fund Asset Management, L.P. (“FAM”) for $50,000. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares, and the additional incremental transfer agency costs resulting from the deferred sales charge arrangements. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a)  Valuation of investments—The Fund records its investment in the Portfolio at fair value. Valuation of securities held by the Portfolio is discussed in Note 1a of the Portfolio’s Notes to Financial Statements, which are included elsewhere in this report.

(b)  Investment income and expenses—The Fund records daily its proportionate share of the Portfolio’s income, expenses and realized and unrealized gains and losses. In addition, the Fund accrues its own expenses.

(c)  Income taxes—It is the Fund’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to shareholders. Therefore, no Federal income tax provision is required.

(d)  Prepaid registration fees—Prepaid registration fees are charged to expense as the related shares are issued.

(e)  Dividends and distributions—Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(f)  Investment transactions—Investment transactions in the Portfolio are accounted for on a trade date basis.

(g)  Reclassification—Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year’s permanent book/tax differences of $204 have been reclassified between undistributed net investment income and accumulated net realized capital losses, $127

Merrill Lynch Low Duration Fund, June 30, 2001

NOTES TO FINANCIAL STATEMENTS (continued)

MERRILL LYNCH LOW DURATION FUND

has been reclassified between paid-in capital in excess of par and accumulated net realized capital losses and $1,960 has been reclassified between paid-in capital in excess of par and undistributed net investment income. These reclassifications have no effect on net assets or net asset values per share.

2.     Transactions with Affiliates:

The Company has entered into an Administrative Services Agreement with FAM. The general partner of FAM is Princeton Services, Inc. (“PSI”), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”), which is the limited partner. The Fund pays a monthly fee at an annual rate of .25% of the Fund’s average daily net assets for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund. FAM has contractually agreed to pay all annual operating expenses of Class A, Class B, Class C and Class D Shares in excess of .58%, 1.48%, 1.48% and .83%, respectively, as applied to the daily net assets of each class through June 30, 2001. For the period October 6, 2000 to June 30, 2001, FAM earned fees of $5,119, all of which was waived. Also, FAM reimbursed the Fund $157,284 for additional expenses.

The Company has also entered into a Distribution Agreement and Distributions Plans with FAM Distributors, Inc. (“FAMD” or the “Distributor”), an indirect, wholly-owned subsidiary of Merrill Lynch Group, Inc.

Pursuant to the Distribution Plans adopted by the Company in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

	Account	Distribution
	Maintenance Fee	Fee

Class B	25%	65%

Class C	25%	65%

Class D	25%	—

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

Financial Data Services, Inc. (“FDS”), an indirect, wholly-owned subsidiary of ML & Co., is the Fund’s transfer agent.

Certain officers and/or directors of the Company are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.

3.     Investments:

Increases and decreases in the Fund’s investment in the Portfolio for the period October 6, 2000 to June 30, 2001 were $11,595,116 and $492,184, respectively.

4.     Capital Share Transactions:

Net increase in net assets derived from capital share transactions was $11,145,146 for the period October 6, 2000 to June 30, 2001.

Merrill Lynch Low Duration Fund, June 30, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

Transactions in capital shares for each class were as follows:

Class A Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	173,151	$1,762,124

Shares issued to shareholders in reinvestment of dividends	843	8,592

Total issued	173,994	1,770,716

Shares redeemed	(61,970)	(632,464)

Net increase	112,024	$1,138,252

†	Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

Class B Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	505,950	$5,157,989

Shares issued to shareholders in reinvestment of dividends	535	5,433

Total issued	506,485	5,163,422

Shares redeemed	(14,947)	(152,061)

Net increase	491,538	$5,011,361

†	Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

Class C Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	469,684	$4,778,403

Shares issued to shareholders in reinvestment of dividends	2,917	29,619

Total issued	472,601	4,808,022

Shares redeemed	(6,688)	(68,624)

Net increase	465,913	$4,739,398

†	Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

Class D Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	27,985	$286,064

Shares issued to shareholders in reinvestment of dividends	169	1,725

Total issued	28,154	287,789

Shares redeemed	(3,104)	(31,654)

Net increase	25,050	$256,135

†	Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

5.     Subsequent Event:

On July 26, 2001, the Company’s Board of Directors declared an ordinary income dividend in the amount of $.041994 per Class A Share, $.036080 per Class B Share, $.035889 per Class C Share and $.040500 per Class D Share payable on July 31, 2001 to shareholders of record as of July 25, 2001.

6.     Change in Independent Auditors:

On July 31, 2001, the Board of Directors of the Company, upon the recommendation of the Board’s audit committee, approved a change of the Fund’s independent auditors to Ernst & Young LLP. Further, there were no disagreements between Fund management and PricewaterhouseCoopers LLP prior to their resignation.

Merrill Lynch Low Duration Fund, June 30, 2001

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Merrill Lynch
Investment Managers Funds, Inc. and Shareholders
of Merrill Lynch Low Duration Fund:

We have audited the accompanying statement of assets and liabilities of Merrill Lynch Low Duration Fund as of June 30, 2001, and the related statements of operations and changes in net assets and the financial highlights for the period from October 6, 2000 (commencement of operations) to June 30, 2001. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Merrill Lynch Low Duration Fund at June 30, 2001, and the results of its operations, the changes in its net assets and the financial highlights for the period from October 6, 2000 to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

MetroPark, New Jersey
August 17, 2001

Merrill Lynch Low Duration Fund, June 30, 2001

SCHEDULE OF INVESTMENTS	(in US dollars)

	Low Duration Master Portfolio

		Face
	Industries	Amount	Investments	Value

CORPORATE BONDS & NOTES--36.6%	Cable Television Services--1.0%	$2,940,000	Comcast Cable Communications, 6.375% due 1/30/2006	$2,953,730

	Defense--1.1%	3,240,000	Litton Industries Inc., 6.05% due 4/15/2003	3,251,178

	Electric--Integrated--0.3%	1,000,000	Americana Electric Power, 5.50% due 5/15/2003	998,230

	Financial Services--10.7%	4,475,000	Bear Stearns Companies Inc., 6.15% due 3/02/2004	4,464,260

		3,100,000	CIT Group Inc., 5.625% due 5/17/2004	3,070,736

		1,425,000	Citigroup Inc., 5.70% due 2/06/2004	1,438,367

			Countrywide Home Loans:

		1,600,000	5.25% due 5/22/2003	1,604,496

		2,400,000	5.25% due 6/15/2004	2,378,424

		1,450,000	Donaldson, Lufkin & Jenrette Inc., 6.875% due 11/01/2005	1,491,586

		4,400,000	Ford Motor Credit Company, 7.60% due 8/01/2005	4,617,888

		5,700,000	Household Financial Corporation, 6.50% due 1/24/2006	5,794,791

			Pemex Finance Ltd.:

		360,000	9.14% due 8/15/2004	381,935

		3,747,083	8.45% due 2/15/2007	3,954,672

		3,350,000	Salomon Inc., 6.75% due 8/15/2003	3,451,438

				32,648,593

	Foods--0.4%	1,200,000	Conagra Inc., 7.40% due 9/15/2004	1,234,644

	Insurance--1.2%	3,500,000	Marsh & McLennan Companies Inc., 6.625% due 6/15/2004	3,591,700

	Manufacturing--0.5%	1,725,000	Bombardier Capital Ltd., 6% due 1/15/2002 (c)	1,736,651

	Multimedia--1.2%	3,600,000	AOL Time Warner, 6.125% due 4/15/2006	3,589,884

	Oil--Integrated--4.0%	2,400,000	Ashland Inc., 4.54% due 3/07/2003 (a)	2,397,266

		5,250,000	Occidental Petroleum Corp. (MOPPRS), 6.40% due 4/01/2003	5,324,498

		2,425,000	Pennzoil-Quaker State, 9.40% due 12/01/2002	2,448,377

		2,000,000	Williams Companies Inc., 6.20% due 8/01/2002	2,016,760

				12,186,901

	Pipelines--0.4%	1,100,000	Mapco Inc., 8.70% due 5/15/2002	1,139,985

	Real Estate Investment Trust--0.3%	1,000,000	Avalonbay Communities, 6.58% due 2/15/2004	1,004,210

	Special Situations--1.0%	3,000,000	GS Escrow Corporation, 6.75% due 8/01/2001	2,998,380

Merrill Lynch Low Duration Fund, June 30, 2001

SCHEDULE OF INVESTMENTS (continued)	(in US dollars)

	Low Duration Master Portfolio (continued)
		Face
	Industries	Amount	Investments	Value

CORPORATE BONDS & NOTES (concluded)	Telecommunications--2.0%	$3,115,000	Sprint Spectrum LP, 11% due 8/15/2006	$3,305,327

		2,800,000	WorldCom, Inc., 8% due 5/15/2006	2,912,952

				6,218,279

	Trucking & Leasing--1.2%	3,650,000	Amerco, 8.80% due 2/04/2005	3,628,856

			Total Corporate Bonds & Notes (Cost—$76,844,673)	77,181,221

GOVERNMENT AGENCY MORTGAGE-BACKED SECURITIES**--10.6%	Collateralized Mortgage Obligations--10.4%		Fannie Mae:

		400,059	1993-45 SB, 8.908% due 4/25/2023 (a)	387,879

		2,852,165	1993-53 AT, 6% due 10/25/2013	2,882,826

		869,827	1993-6 S, 14.245% due 1/25/2008 (a)	908,198

		30,000	1994-60 D, 7% due 4/25/2024	30,323

		550,317	1997-59 SU, 7.70% due 9/25/2023 (a)	551,760

		2,580,558	1999-64 SM, 13.762% due 1/25/2030 (a)	2,476,625

		2,623,151	2001-18 ZA, 7% due 6/25/2030	2,595,684

		2,750,000	G94-9 PH, 6.50% due 9/17/2021	2,800,655

			Freddie Mac:

		1,372,162	1241 J, 7% due 9/15/2021	1,383,243

		5,164	1336 H, 7.75% due 1/15/2021	5,153

		4,442,018	1484 H, 6% due 11/15/2021	4,452,191

		512,496	1564 SB, 9.967% due 8/15/2008 (a)	521,454

		71,000	1617 D, 6.50% due 11/15/2023	68,918

		2,820,508	2264 SM, 9.50% due 10/15/2030	2,824,908

		908,906	2295 SJ, 12.903% due 3/15/2031 (a)	804,089

		2,764,896	2319 JZ, 6.50% due 5/15/2031	2,688,861

			Government National Mortgage Association:

		2,370,192	2001-5 PN, 21.897% due 4/20/2028 (a)	2,568,884

		4,000,000	2001-7 TV, 6% due 2/20/2025	3,981,250

				31,932,901

	Stripped Mortgage-Backed Securities--0.2%		Fannie Mae:

		46,845	1993-72 J, 6.50% due 12/25/2006 (b)	967

		464,770	1994-53 E, 0% due 11/25/2023 (d)	459,327

		446,466	1998-48 CL, 6.50% due 8/25/2028 (b)	73,006

				533,300

			Total Government Agency Mortgage-Backed Securities (Cost—$32,228,799)	32,466,201

GOVERNMENT AGENCY OBLIGATIONS--11.3%	Government Agency Obligations--11.3%		Fannie Mae:

		7,500,000	5.625% due 5/14/2004	7,621,725

		5,500,000	5.78% due 6/06/2006	5,500,000

		4,000,000	5.80% due 12/05/2006	4,000,000

		9,280,000	Federal Farm Credit Bank, 5.15% due 3/05/2004	9,320,553

		2,475,000	Federal Home Loan Bank, 4.75% due 6/28/2004	2,471,411

		5,250,000	Freddie Mac, 7% due 7/15/2005	5,546,940

			Total Government Agency Obligations (Cost—$34,429,075)	34,460,629

Merrill Lynch Low Duration Fund, June 30, 2001

SCHEDULE OF INVESTMENTS (continued)	(in US dollars)

	Low Duration Master Portfolio (continued)

		Face
	Industries	Amount	Investments	Value

NON-AGENCY MORTGAGE-BACKED SECURITIES**--29.2%	Asset-Backed Securities--15.5%	605,230	ACC Automobile Receivables Trust, 1997-C A, 6.40% due 3/17/2004	607,093

		3,345,681	Asset Backed Funding Certificates, 1999-1 A2F, 7.641% due 10/25/2030	3,439,172

		2,860,211	Banc of America Commercial Mortgage Inc., 2000-1 A1A, 7.109% due 11/15/2031	2,957,669

		338,943	CPS Auto Trust, 1998-1 A, 6% due 8/15/2003	340,790

		3,000,000	Centex Home Equity, 2001-B A2, 5.35% due 10/25/2022	2,993,906

		1,887,976	CityScape Home Equity Loan Trust, 1996-4 A10, 7.40% due 9/25/2027	1,945,493

		424,192	Commercial Mortgage Acceptance Corporation, 1996-C2 A2, 6.915% due 9/15/2023 (a)	434,267

		723,287	Countrywide Home Equity Loan Trust, 1999-A, 4.30% due 4/15/2025 (a)	722,146

		3,325,165	Duck Auto Grantor Trust, 2000-B A, 7.26% due 5/15/2005 (a)	3,363,612

		3,216,549	First Union-Lehman Brothers Commercial Mortgage, 1997-C1 A1, 7.15% due 2/18/2004	3,318,904

		1,234,506	First Union NB-Bank of America Commercial Mortgage Trust, 2001-C1 A1, 5.711% due 3/15/2033 (a)	1,208,272

		745,426	Fund America Investors Trust I, 1998-NMC1 M1, 4.413% due 6/25/2028 (a)	740,192

		4,738,061	GS Mortgage Securities Corporation II, 1998-C1 A1, 6.06% due 10/18/2030 (a)	4,770,375

			Green Tree Recreational, Equipment and Consumer Trust:

		2,250,000	1996-B, 7.70% due 7/15/2018	2,217,125

		1,821,990	1996-C A1, 4.363% due 10/15/2017 (a)	1,824,433

		2,250,000	IndyMac Home Equity Loan Asset-Backed Trust, 2001-B AF3, 5.692% due 3/25/2027 (a)	2,233,828

		2,750,000	Nomura Asset Securities Corporation, 1995-MD3 A1B, 8.15% due 3/04/2020	2,928,388

			Resolution Trust Corporation:

		6,377,503	1994-C1 E, 8% due 6/25/2026	6,338,179

		1,691,566	1994-C1 F, 8% due 6/25/2026	1,681,164

		3,335,410	1994-C2 G, 8% due 4/25/2025	3,310,704

				47,375,712

	Collateralized Mortgage Obligations--12.9%		Bank of America Mortgage Securities (a):

		4,979,271	2000-A A1, 6.984% due 1/25/2031	5,051,470

		3,950,000	2001-B A2, 6.069% due 6/25/2031	3,917,906

		472,427	Blackrock Capital Finance LP, 1997-R2 AP, 13.33% due 12/25/2035 (a)	479,514

		12,398,562	CS First Boston Mortgage Securities Corp., 1995-WF1 AX, 1.338% due 12/21/2027 (a)(b)	295,944

		5,294,936	Chase Commercial Mortgage Securities Corporation, 1998-2 A1, 6.025% due 8/18/2007	5,309,467

		2,212,502	Chase Mortgage Finance Corporation, 1998-S4 A3, 6.55% due 8/25/2028	2,231,928

Merrill Lynch Low Duration Fund, June 30, 2001

SCHEDULE OF INVESTMENTS (continued)	(in US dollars)

	Low Duration Master Portfolio (continued)

		Face
	Industries	Amount	Investments	Value

NON-AGENCY MORTGAGE-BACKED SECURITIES (concluded)	Collateralized Mortgage Obligations (concluded)	$4,000	Countrywide Funding Corp., 1994-17, A9, 8% due 7/25/2024	$4,160

		6,603,353	Countrywide Home Loans, 2000-1 A1, 7.50% due 2/25/2030	6,676,188

		128,992	Equicon Home Equity Loan Trust, 1994-2 A7, 4.631% due 11/18/2025 (a)	129,097

		5,984,000	GE Capital Mortgage Services, Inc., 1996-5 A4, 6.75% due 3/25/2011	6,066,220

		160,068	Housing Securities Inc., 1994-2 B1, 6.50% due 7/25/2009	126,454

		1,619,630	Ocwen Residential MBS Corporation, 1998-R2 AP, 8.081% due 11/25/2034 (a)	1,599,384

		4,165,683	PNC Mortgage Securities Corp., 1997-3 1A5, 7% due 5/25/2027	4,176,889

		177,305	Prudential Home Mortgage Securities, 1993-36 A10, 7.25% due 10/25/2023	177,968

		46,510	Residential Funding Mortgage Securities Inc., 1993-S9 A8, 11.958% due 2/25/2008 (a)	47,729

		579,252	Saxon Asset Securities Trust, 1996-1 A1, 7.38% due 2/25/2024	580,642

			Structured Mortgage Asset Residential Trust:

		41,374	1991-1H, 8.25% due 6/25/2022	42,939

		58,370	1992-3A AA, 8% due 10/25/2007	60,415

		34,571	1993-5A AA, 10.189% due 6/25/2024 (a)	37,846

		469,098	Walsh Acceptance, 1997-2 A, 5.089% due 3/01/2027 (a)	472,244

		1,900,000	Washington Mutual, 2000-1 B1, 8.089% due 1/25/2040 (a)	1,885,750

				39,370,154

	Pass-Through Securities--0.1%	183,863	Citicorp Mortgage Securities, Inc., 1989-8 A1, 10.50% due 6/25/2019	200,275

	Stripped Mortgage-Backed Securities--0.7%	44,432,272	Asset Securitization Corporation, 1997-D5, ACS1, 2.091% due 2/14/2043 (a)(b)	1,045,656

		19,350,000	Saxon Asset Securities Trust, 2000-2 AIO, 6% due 7/25/2030 (b)	1,354,802

				2,400,458

			Total Non-Agency Mortgage-Backed Securities (Cost—$89,401,241)	89,346,599

		Shares
		Held

PREFERRED STOCK--0.4%	Preferred Stock--0.4%	1,500	Home Ownership Funding 2	1,120,500

			Total Preferred Stock (Cost—$1,500,000)	1,120,500

Merrill Lynch Low Duration Fund, June 30, 2001

SCHEDULE OF INVESTMENTS (concluded)	(in US dollars)

		Face
		Amount

US TREASURY OBLIGATIONS--15.6%	US Treasury Obligations--15.6%		US Treasury Inflation Index Notes:

		$13,000,000	3.625% due 7/15/2002	14,624,543

		18,325,000	3.625% due 1/15/2008	20,511,736

			US Treasury Notes:

		11,300,000	4.75% due 2/15/2004	11,363,506

		1,100,000	4.625% due 5/15/2006	1,084,875

			Total US Treasury Obligations (Cost—$47,356,772)	47,584,660

SHORT-TERM INVESTMENTS--4.2%	Commercial Paper*--4.2%	1,750,000	Powergen US Funding LLC, 4.05% due 8/07/2001	1,742,913

		11,200,000	Safeway Incorporated, 4.30% due 7/02/2001	11,200,000

			Total Short=Term Investments (Cost—$12,942,913)	12,942,913

			Total Investments (Cost—$294,703,473)—96.6%	295,102,723

			Time Deposit—0.0%***	144,518

			Other Assets Less Liabilities—3.4%	10,266,934

			Net Assets—100.0%	$305,514,175

(a)	Floating rate note.

(b)	Represents the interest only portion of a mortgage-backed obligation.

(c)	The security may be offered and sold to “qualified institutional buyers” under Rule 144A of the Securities Act of 1933.

(d)	Represents a principal only obligation.

*	Commercial Paper is traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Portfolio.

**	Mortgage-Backed Securities are subject to principal paydowns as a result of prepayments or refinancings of the underlying instruments. As a result, the average life may be substantially less than the original maturity.

***	Time deposit bears interest at 2.75% and matures on 7/02/2001.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

STATEMENT OF ASSETS AND LIABILITIES

LOW DURATION MASTER PORTFOLIO

As of June 30, 2001

Assets:

Investments, at value (identified cost—$294,703,473)		$295,102,723

Time deposit		144,518

Cash		887

Receivables:

Contributions	$7,734,385

Interest	3,453,116

Paydowns	160,707	11,348,208

Prepaid expenses and other assets		5,083

Total assets		306,601,419

Liabilities:

Payables:

Withdrawals	928,175

Investment adviser	98,985	1,027,160

Accrued expenses and other liabilities		60,084

Total liabilities		1,087,244

Net Assets:

Net assets		$305,514,175

Net Assets Consist of:

Partners’ capital		$305,114,925

Unrealized appreciation on investments—net		399,250

Net assets		$305,514,175

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

STATEMENT OF OPERATIONS

LOW DURATION MASTER PORTFOLIO

For the Period October 6, 2000† to June 30, 2001

Investment Income:

Interest		$16,465,737

Dividends		100,035

Total income		16,565,772

Expenses:

Investment advisory fees	$491,202

Accounting services	164,974

Trustees’ fees and expenses	16,769

Custodian fees	14,810

Offering costs	5,179

Pricing fees	2,842

Professional fees	2,453

Other	10,280

Total expenses		708,509

Investment income—net		15,857,263

Realized & Unrealized Gain (Loss) on Investments—Net:

Realized loss from investments—net		(3,356,685)

Change in unrealized appreciation/depreciation on investments—net		5,905,623

Net Increase in Net Assets Resulting from Operations		$18,406,201

†	Commencement of operations.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

STATEMENT OF CHANGES IN NET ASSETS

LOW DURATION MASTER PORTFOLIO

For the Period
Oct. 6, 2000†
Increase in Net Assets:	to June 30, 2001

Operations:

Investment income—net	$15,857,263

Realized loss on investments—net	(3,356,685)

Change in unrealized appreciation/depreciation on investments—net	5,905,623

Net increase in net assets resulting from operations	18,406,201

Net Capital Contributions:

Increase in net assets derived from net capital contributions	287,057,874

Net Assets:

Total increase in net assets	305,464,075

Beginning of period	50,100

End of period	$305,514,175

†	Commencement of operations.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

FINANCIAL HIGHLIGHTS

LOW DURATION MASTER PORTFOLIO

For the Period
The following ratios have been derived from	Oct. 6, 2000†
information provided in the financial statements.	to June 30, 2001

Ratios to Average Net Assets:

Expenses	.30%*

Investment income—net	6.78%*

Supplemental Data:

Net assets, end of period (in thousands)	$305,514

Portfolio turnover	192.04%

*	Annualized.

†	Commencement of operations.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, June 30, 2001

NOTES TO FINANCIAL STATEMENTS

LOW DURATION MASTER PORTFOLIO

1.     Significant Accounting Policies:

Low Duration Master Portfolio (the “Portfolio”) is a fund of Fund Asset Management Master Trust (the “Master Trust”). The Master Trust is registered under the Investment Company Act of 1940 and is organized as a Delaware business trust. The Declaration of Trust permits the Trustees to issue nontransferable interests in the Portfolio, subject to certain limitations. On October 6, 2000, the Portfolio received all of the assets of a registered investment company that converted to a master/feeder structure. The Portfolio’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Portfolio.

(a)  Valuation of investments—Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities that are traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Trustees as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value, as determined in good faith by or under the direction of the Master Trust’s Board of Trustees.

(b)  Derivative financial instruments—The Portfolio may engage in various portfolio investment techniques to increase or decrease the level of risk to which the Portfolio is exposed more quickly and efficiently than transactions in other types of investments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

•     Financial futures contracts—The Portfolio may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Portfolio deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c)  Income taxes—The Portfolio is classified as a partnership for Federal income tax purposes. As such, each investor in the Portfolio is treated as owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. Accordingly, as a “pass through” entity, the Portfolio pays no income dividends or capital gains distributions. Therefore, no Federal income tax provision is required. It is intended that the Portfolio’s assets will be managed so an investor in the Portfolio can satisfy the requirements of subchapter M of the Internal Revenue Code.

(d)  Security transactions and investment income—Security transactions are accounted for on the date the securities are purchased or sold (the trade dates). Interest income (including amortization of premium and discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

Merrill Lynch Low Duration Fund, June 30, 2001

NOTES TO FINANCIAL STATEMENTS

LOW DURATION MASTER PORTFOLIO - (continued)

2.     Investment Advisory Agreement and Transactions with Affiliates:

The Master Trust has entered into an Investment Advisory Agreement for the Portfolio with Fund Asset Management, L.P. (“FAM”). The general partner of FAM is Princeton Services, Inc. (“PSI”), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”), which is the limited partner.

FAM is responsible for the management of the Portfolio’s investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Portfolio. For such services, the Portfolio pays a monthly fee based upon the average daily value of the Portfolio’s net assets at the annual rate of 0.21%.

Prior to January 1, 2001, FAM provided accounting services to the Portfolio at its cost and the Portfolio reimbursed FAM for these services. FAM continues to provide certain accounting services to the Portfolio. The Portfolio reimburses FAM at its cost for such services. For the period October 6, 2000 to June 30, 2001, the Portfolio reimbursed FAM an aggregate of $73,535 for the above-described services. The Master Trust entered into an agreement with State Street Bank and Trust Company (“State Street”), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Portfolio. The Portfolio pays a fee for these services.

Certain officers and/or trustees of the Master Trust are officers and/or directors of FAM, PSI, and/or ML & Co.

3.     Investments:

Purchases and sales of investments, excluding short-term securities, for the period October 6, 2000 to June 30, 2001 were $612,119,342 and $700,304,158, respectively.

Net realized gains (losses) for the period October 6, 2000 to June 30, 2001 and net unrealized gains as of June 30, 2001 were as follows:

	Realized	Unrealized
	Gains (Losses)	Gains

Long-term investments	$(3,417,997)	$399,250

Short-term investments	(3)	—

Financial futures contracts	61,315	—

Total investments	$(3,356,685)	$399,250

As of June 30, 2001, net unrealized appreciation for Federal income tax purposes aggregated $135,834, of which $1,781,400 related to appreciated securities and $1,645,566 related to depreciated securities. At June 30, 2001, the aggregate cost of investments for Federal income tax purposes was $294,966,889.

4.     Short-Term Borrowings:

On December 1, 2000, the Master Trust, along with certain other funds managed by FAM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Portfolio may borrow under the credit agreement to fund partner withdrawals and for other lawful purposes other than for leverage. The Portfolio may borrow up to the maximum amount allowable under the Portfolio’s current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Portfolio pays a commitment fee of .09% per annum based on the Portfolio’s pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund’s election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Portfolio did not borrow under the facility during the period October 6, 2000 to June 30, 2001.

5.     Change in Independent Auditors:

On July 31, 2001, the Board of Trustees of the Master Trust, upon the recommendation of the Board’s audit committee, approved a change of the Fund’s independent auditors to Ernst & Young LLP. There were no disagreements between Fund management and PricewaterhouseCoopers LLP prior to their resignation.

Merrill Lynch Low Duration Fund, June 30, 2001

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of Fund Asset
Management Master Trust and Investors of
Low Duration Master Portfolio:

We have audited the accompanying statement of assets and liabilities of Low Duration Master Portfolio, including the schedule of investments, as of June 30, 2001, and the related statements of operations and changes in net assets and the financial highlights for the period from October 6, 2000 (commencement of operations) to June 30, 2001. These financial statements and financial highlights are the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of June 30, 2001, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Low Duration Master Portfolio at June 30, 2001, and the results of its operations, the changes in its net assets and the financial highlights for the period from October 6, 2000 to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

MetroPark, New Jersey
August 17, 2001